EXHIBIT 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated January 12, 2001 with respect to the financial statements of Drovers Bancshares Corporation and subsidiaries, included in the Registration Statement on S-4 of Fulton Financial Corporation.

/s/ Stambaugh Ness, PC

York, Pennsylvania

January 13, 2004